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EXHIBIT 2

VISIBLE GENETICS INC.
700 Bay Street
Toronto, Ontario, Canada
M5G 1Z6

MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT
May 17, 2002

        This Management Information Circular and Proxy Statement and the accompanying proxy are being furnished to shareholders in connection with the solicitation by management of Visible Genetics Inc. (the "Company") of proxies to be voted at the 2002 Annual and Special Meeting of Shareholders (the "Meeting") of the Company to be held on June 12, 2002 at 4:00 p.m. (Toronto time) at the Sheraton Centre Hotel, 123 Queen Street West, Toronto, Ontario, Canada M5H 2M9, and at any adjournment thereof. This proxy statement and the proxies solicited hereby are first being sent or delivered to shareholders on or about May 17, 2002.

GENERAL INFORMATION

        All common shares ("common shares") and all Series A Convertible Preferred Shares ("Series A preferred shares") of the Company represented at the Meeting by properly executed proxies received by the Company at its offices at least five hours prior to the Meeting or at the offices of the Company's transfer agent, Mellon Investor Services, LLC, 85 Challenger Road, Overpeck Center, Ridgefield Park, New Jersey 07660, by 4:00 p.m. (New York City time) on the business day immediately prior to the date of the Meeting and which are not revoked, will be voted at the Meeting. If the person executing or revoking a proxy does so under a power of attorney or other authorization, including authorization by a corporation's board of directors or shareholders, the Company must receive the original or a duly certified copy of the power of attorney or other authorization. A proxy may be revoked by a shareholder at any time prior to its use by voting in person at the Meeting, by executing a later proxy, or by submitting a written notice of revocation to (i) the General Counsel of the Company at the Company's offices, in person or by telephonic or electronic means, at least five hours prior to the Meeting or (ii) the chairman of the Meeting on the date of the Meeting, or any adjournment thereof. If the proxy is signed properly by the shareholder and is not revoked, it will be voted at the Meeting. If a shareholder specifies how the proxy is to be voted, the proxy will be voted in accordance with such specification. In the absence of any direction to the contrary: the common shares represented by such proxies will be voted for the election of management's nominees as the Class III Directors (as defined herein); the Series A preferred shares represented by such proxies will be voted for the election of management's nominee as the director to be elected by holders of Series A preferred shares (the "Series A Director"); and the common shares and Series A preferred shares (collectively, the "Shares") represented by such proxies will be voted for (i) the appointment of PricewaterhouseCoopers LLP as auditors, and (ii) the approval of the amendment of the 2000 Employee Share Option Plan to increase the number of common shares authorized for issuance thereunder to 2,000,000. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting or any adjournments thereof.

        The persons named in the enclosed form of proxy are officers of the Company. A shareholder has the right to appoint a person (who need not be a shareholder) to attend and act for him or her and on his or her behalf at the Meeting or any adjournments thereof other than the persons designated on the enclosed form of proxy. Such right may be exercised by striking out the names of the persons designated on the enclosed form of proxy and by inserting in the blank space provided for that purpose the name of the desired person or by completing another proper form of proxy and, in either case, delivering the completed and executed proxy to the Company at least five hours prior to the meeting, or to the Company's transfer agent prior to 4:00 p.m. (New York City time) on the business day immediately prior to the date of the Meeting or any adjournments thereof.

        All costs in connection with the solicitation of the enclosed proxy will be borne by the Company. In addition to solicitations of proxies by use of the mail, certain officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone, facsimile and telegraph. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

        The presence of two or more shareholders in person entitled to vote at the Meeting, or a duly appointed proxy holder or representative for a shareholder so entitled, will constitute a quorum for the transaction of business at the Meeting. Under the Company's by-laws, if a quorum is not present at the Meeting, the shareholders present or represented may adjourn the Meeting to a fixed time and place but may not transact any other business.

        Only shareholders of record at the close of business on May 14, 2002 (the "Record Date") are entitled to notice of and to vote at the Meeting. At the close of business on the Record Date, 19,203,291 common shares were outstanding and eligible for voting at the Meeting and 25,153 Series A preferred shares, convertible into 2,975,051 common shares (which reflects accrued dividends through April 15, 2002) were outstanding and eligible for voting at the Meeting. Each holder of record of common shares is entitled to one vote for each common share held on all matters to come before the Meeting. However, holders of common shares may not vote for the election of the Series A Director. Each holder of record of Series A preferred shares is entitled to the number of votes corresponding to the number of common shares the holder is entitled to receive upon conversion of such holder's Series A preferred shares plus accrued dividends. Dividends on the Series A preferred shares accrue on January 15, April 15, July 15 and October 15 of each year. Therefore, the number of votes the Series A preferred shareholders may cast as of the Record Date reflects dividends accrued through April 15, 2002. Holders of Series A preferred shares vote separately for the election of one Series A Director and are not entitled to vote for any other directors.

        For all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes attributable to the Shares voted at the Meeting is required to approve each of the matters to be considered at the Meeting. The affirmative vote of the holders of a majority of common shares voted at the Meeting is required to elect the Class III Directors and the affirmative vote of the holders of a majority of the Series A preferred shares voted at the Meeting is required to elect the Series A Director.

        All dollar amounts herein are expressed in United States dollars, unless stated otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information regarding the beneficial ownership of our outstanding common shares as of the Record Date (except as set forth below) for (i) all shareholders known to us to beneficially own or exercise control or direction over more than 5% of our common shares, and (ii) all directors and executive officers as a group (14 persons):

Name	Title of Class	Number of Common Shares beneficially owned or over which control or direction is exercised	Percentage of Class(1)
Franklin Resources, Inc.(2)	Common Shares	3,022,256	13.6%
E.M. Warburg, Pincus & Co., LLC(3)	Common Shares	2,651,840	12.0%
RS Investment Management Co. LLC(4)	Common Shares	2,477,983	11.2%
Deutsche Bank AG(5)	Common Shares	1,716,524	7.7%
All directors and executive officers as a group (14 persons)(6)	Common Shares	656,913	2.9%

(1)
The information in this table is based on our records, information provided to us by directors and executive officers and a review of any Schedules 13D and 13G filed in 2001 and 2002 (prior to May 14, 2002) by our shareholders with the Securities and Exchange Commission. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Common shares subject to options and/or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options and/or warrants but are not deemed outstanding for computing the percentage ownership of any other person. This information is based on 22,178,342 voting shares outstanding as of May 14, 2002, which includes 2,975,051 common shares issuable upon conversion of our Series A preferred shares as of May 14, 2002, including accrued dividends through April 15, 2002. The number of common shares issuable upon conversion of the Series A preferred shares will increase as the dividends payable thereon accrue. Had dividends been accrued through May 14, 2002, the number of voting shares outstanding would have been 22,199,244, including 2,995,953 common shares issuable upon conversion of the Series A preferred shares.
(2)
Franklin Adviser, Inc., as investment advisor to Franklin Resources, Inc., has sole investment and dispositive power over these securities. Charles B. Johnson and Robert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of Franklin Resources, Inc. and may be deemed (for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) to be the beneficial owners of these securities.
(3)
Consists of (i) 1,241,043 common shares held by Warburg, Pincus Equity Partners, L.P., which includes 1,240,975 common shares issuable upon conversion of Series A preferred shares which it owns; (ii) 1,313,274 common shares held by Warburg, Pincus Ventures International, L.P., which includes 1,313,242 common shares issuable upon conversion of Series A preferred shares which it owns; (iii) 39,396 common shares held by Warburg, Pincus Netherlands Equity Partners, I, C.V., which includes 39,387 common shares issuable upon conversion of Series A preferred shares which it owns; (iv) 26,264 common shares held by Warburg, Pincus Netherlands Equity Partners, II, C.V., which includes 26,258 common shares issuable upon conversion of Series A preferred shares which it owns; (v) 6,555 common shares held by Warburg, Pincus Netherlands Equity Partners III, C.V. (together with Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Ventures International, L.P., Warburg, Pincus Netherlands Equity Partners, I, C.V., and Warburg, Pincus Netherlands Equity Partners, II, C.V., the "WP Funds"), which includes 6,505 common shares issuable upon conversion of Series A preferred shares which it owns; and (vi) 25,308 common shares held by Warburg,

  Pincus & Co. ("WP"), which is the sole general partner of each of the WP Funds. Each of these funds is managed by E.M. Warburg, Pincus & Co., LLC ("EMW LLC"). Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC, and may be deemed to control both entities. Jonathan S. Leff, a director of the Company, is a general partner of WP and a managing director and member of EMW LLC. Mr. Leff may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) in an indeterminate portion of the shares beneficially owned by these shareholders. Mr. Leff disclaims beneficial ownership of all such shares. Had dividends on the Series A preferred shares been accrued through May 14, 2002, the total number of common shares beneficially owned would be 2,670,292 (12.0%), including 2,644,819 common shares issuable upon conversion of the Series A preferred shares.

(4)
Includes 1,802,425 common shares beneficially owned by RS Investment Management, Inc. and RS Emerging Growth Fund. G. Randall Hecht, in his capacity as Chief Executive Officer of RS Investment Management Co. LLC, RS Investment Management, Inc. and RS Emerging Growth Fund, has voting and dispositive power of the securities held by these entities.
(5)
Includes 348,684 common shares issuable upon conversion of Series A preferred shares which it owns and, as of December 31, 2001, 765,000 common shares owned of record by DWS Investment GmbH. Had dividends on the Series A preferred shares been accrued through May 14, 2002, the total number of common shares beneficially owned would be 1,718,974 (7.7%), including 351,134 common shares issuable upon conversion of the Series A preferred shares.
(6)
Includes an aggregate of 615,847 common shares subject to options, exercisable within 60 days of the Record Date, held by our directors and executive officers, but excludes common shares held by affiliated funds managed by E.M. Warburg, Pincus & Co., LLC.

        As of the Record Date, there were 25,153 Series A preferred shares issued and outstanding. Of those shares, 22,205 (88.3%) are owned by certain affiliated funds managed by E.M. Warburg, Pincus & Co., LLC, and the other 2,948 (11.7%) are owned by Deutsche Bank AG. The Series A preferred shareholders will vote for the Series A Director.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        The Company's Board of Directors is comprised of: (i) three classes of directors elected by the holders of common shares, referred to herein as the Class I Directors, Class II Directors and Class III Directors, and (ii) the Series A Director. The Series A Director serves for a one-year term and any vacancy may be filled only by a vote of the holders of Series A preferred shares. At each annual shareholders' meeting, successors to the class of directors, other than the Series A Director, whose term expires at that meeting are elected for a three-year term. The term of the Class III Directors expire at the Meeting, and the terms of the Class I and Class II Directors expire on the date of the annual shareholders' meetings to be held in 2003 and 2004, respectively.

        At the Meeting, the common shareholders will be asked to elect three directors nominated by the Company's Board of Directors to serve as Class III Directors for three years until the annual shareholders' meeting to be held during 2005 or until their respective successors shall have been elected. In addition, the holders of Series A preferred shares will be asked to elect one director to serve as the Series A Director for one year until the next annual shareholders' meeting or until his or her respective successor shall have been elected and duly qualified.

        Unless authority to do so is withheld, it is intended that proxies solicited by the Board of Directors will be voted for the election of the persons nominated. If any nominee is unable or unwilling to serve, which the Board of Directors does not anticipate, the persons named in the proxy will vote for another person in accordance with their best judgment.

        The Board of Directors recommends that the shareholders vote FOR Proposal No. 1.

        The following information is supplied with respect to each person nominated and recommended to be elected by the Board of Directors of the Company, as well as existing directors of the Company, based upon the records of the Company and information furnished to it by the nominees.

Nominees to be Voted Upon at the Meeting

Class III Directors Nominated for Terms Expiring in 2005

        Sheldon Inwentash has been a director of the Company since April 1994. Since November 1993, Mr. Inwentash has been the Chairman and Chief Executive Officer of GeneVest Inc., a publicly held Canadian biotechnology investment firm. Since February 1992, Mr. Inwentash has been the Chairman and Chief Executive Officer of Pinetree Capital Corp., a venture capital firm.

        Jacques R. Lapointe has been a director of the Company since April 2000. Since May 2001, Mr. Lapointe has been self-employed. From June 1998 until May 2001, Mr. Lapointe was President and Chief Operating Officer of BioChem Pharma Inc., a Canadian biotechnology company. From April 1994 to June 1998, Mr. Lapointe was Managing Director and Business Development Director of Glaxo Wellcome Plc. Mr. Lapointe is presently a member of the board of directors of Altarex Corp., Procrea Biosciences Inc., Galileo Genomics Inc. and ConjuChem Inc.

        David A. Galloway was appointed to the Board of Directors in November 2001, filing the vacancy created by the resignation from the Board of Directors of Dr. Robert Prichard. From 1988 until November 2001, Mr. Galloway was President and Chief Executive Officer of Torstar Corporation, a Canadian media company. Prior to joining Torstar, Mr. Galloway was one of the founding partners of Canada Consulting Group. Mr. Galloway is currently a director of the Bank of Montreal and Corel Corporation.

Series A Director Nominated for a Term Expiring in 2003

        Jonathan S. Leff has been a director of the Company since July 1999, serving as the nominee of the Series A preferred shareholders. Mr. Leff joined E.M. Warburg, Pincus & Co., LLC in July 1996 as an associate. In January 1999, he became a Vice President, and in January 2000, he became a Managing Director. Mr. Leff is also a director of Intermune Inc., Synaptic Pharmaceutical Corp., Transkaryotic Therapies, Inc., Triangle Pharmaceuticals Inc., ZymoGenetics, Inc., and a number of private health care companies.

Directors Not Standing For Election at the Meeting

Class I Directors Whose Terms Expire in 2003

        Dr. Heather Munroe-Blum was appointed to the Board of Directors in July 2001, filing the vacancy created by the resignation from the Board of Directors of Michael Cardiff. Since January 1994, Dr. Munroe-Blum has been Vice-President, Research & International Relations at the University of Toronto. Dr. Munroe-Blum is also a governor of the University of Toronto and is currently a member of the Advisory Board of Nestle Canada.

        J. Spencer Lanthier has been a director of the Company since April 2000. From 1993 until his retirement in 1999, Mr. Lanthier was Chairman and Chief Executive Officer of KPMG Canada LLP. Mr. Lanthier is presently a member of the board of directors of Bank of Canada, British Energy (Canada) Ltd., Bruce Power, Inc., Co-Steel, Inc., Ellis-Don, Inc., The Toronto Stock Exchange and Intertape Polymer, Inc.

Class II Directors Whose Terms Expire in 2004

        Richard T. Daly has been a director of the Company since June 1998, and President and Chief Executive Officer since July 1999. Mr. Daly served as Executive Vice President from March 1999 until July 1999. Prior to joining the Company, Mr. Daly founded, and, from March 1989 through July 1998 served, as Chairman and Chief Executive Officer of Clinical Partners, Inc., a San Francisco-based company providing comprehensive, therapy-specific management of HIV and AIDS patients for employers and managed health-care organizations. Prior to founding Clinical Partners Inc., Mr. Daly spent over 15 years in the healthcare industry with several companies in a variety of executive positions in sales, marketing and general management, including serving as the President of Baxter Canada for a period of four years, and as the President of the Health Data Institute.

        Dr. Lloyd M. Smith has been a director of the Company since March 1995. Since June 1994, Dr. Smith has been Professor of Chemistry at the University of Wisconsin-Madison. Dr. Smith is a past member of the National Institutes of Health National Human Genome Research Institute Study Section. Dr. Smith is a member of the Scientific Advisory Board of CuraGen Corp. He also serves, or has served, on the editorial boards of Genome Research, DNA Sequence Genetic Analysis: Techniques and Applications and Journal of Capillary Electrophoresis and was a member of the scientific advisory boards of Fotodyne Incorporated and Boehringer Mannheim Corp. Dr. Smith is currently a member of the board of directors of Third Wave Technologies Inc.

        Dr. Konrad M. Weis has been a director of the Company since 1997. He was President and Chief Executive Officer of the company that later became Bayer Corporation from 1974 until his retirement in 1991. He presently is a member of the boards of directors of Demegen Inc. and Titan Pharmaceuticals, Inc.

        There are no family relationships among the executive officers and directors of the Company.

Corporate Governance

        Pursuant to the Business Corporations Act (Ontario) and the Company's by-laws, a majority of the Company's Board of Directors and each committee of the Board of Directors must be resident Canadians. A "resident Canadian" is an individual who is either a Canadian citizen ordinarily resident in Canada, or a permanent resident within the meaning of the Immigration Act (Canada) who is ordinarily resident in Canada.

Committees of the Board of Directors

        The Company's Board of Directors has two standing committees, the Audit Committee and the Compensation Committee.

        Audit Committee.    The Audit Committee recommends to the Board of Directors the firm to be appointed each year as independent auditors of the Company's financial statements and to perform services related to the completion of such audit. The Audit Committee also has responsibility for:

  •
  reviewing the scope and results of the audit with the independent auditors;
  •
  reviewing with management and the independent auditors the Company's interim and year-end financial condition and results of operations;
  •
  considering the adequacy of the internal accounting, bookkeeping and control procedures of the Company; and
  •
  reviewing any non-audit services and special engagements to be performed by the independent auditors and considering the effect of such performance on the auditors' independence.

        The Audit Committee also reviews at least once each year the terms of all material transactions and arrangements between the Company and its affiliates. The members of the Audit Committee are Messrs. Lanthier, Inwentash and Leff.

        On May 16, 2000, the Board of Directors adopted a written charter for the Audit Committee (subsequently amended), which is attached to this proxy statement as Exhibit A.

        Compensation Committee.    The Compensation Committee establishes and reviews overall policy and structure with respect to compensation matters, including the determination of compensation arrangements for directors, executive officers and key employees of the Company. The Compensation Committee is also responsible for the administration and award of options to purchase shares pursuant to the Company's option and share purchase plans. The members of the Compensation Committee are Messrs. Leff and Lapointe, and Dr. Munroe-Blum.

Compensation of Directors and Executive Officers

        The following table sets forth information concerning total compensation earned by or paid to our executive officers for services rendered to the Company during the fiscal year ended December 31, 2001.

EXECUTIVE OFFICER COMPENSATION SUMMARY TABLE

		Annual Compensation					Long-Term Compensation
Name	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options Granted (#)	All Other Compensation ($)
Richard T. Daly	2001	300,000		112,500	—		—	—
Thomas J. Clarke	2001	173,523		81,250	—		12,000	—
Timothy W. Ellis	2001	196,667		22,000	5,400	(1)	10,000	—
Dr. Arthur W.G. Cole	2001	156,822		15,682	15,326	(2)	10,000	—
Marguerite Ethier	2001	128,686		25,737	—		15,000	—
Dr. Brendan Larder	2001	64,357	(3)	106,924	13,427	(4)	95,000	—

(1)
Consists of Company matching contributions under Employee Stock Purchase Plan.
(2)
Consists of automobile allowance of $11,405 and pension contribution of $3,921.
(3)
Dr. Larder joined the Company in June 2001, and from June 4, 2001 through September 12, 2001, Dr. Larder worked on a part-time basis.
(4)
Consists of automobile allowance of $1,665 and pension contribution of $11,762.

        All of the directors, except for Jonathan S. Leff (the Series A Director), J. Spencer Lanthier and directors who are employees, receive a $2,500 fee for each Board of Directors and/or committee meeting they attend, up to a maximum of $10,000 per year. Mr. Lanthier, as Chairman of the Audit Committee, receives a $2,500 fee for each meeting of the Audit Committee he attends, up to a maximum of $10,000 per year, and receives a $2,500 fee for each meeting of the Board of Directors he attends, up to a maximum of $10,000 per year, for total fees of up to a maximum of $20,000 per year. Directors who are not employees are also eligible to participate in the 1997 Director Option Plan or the 2000 Employee Share Option Plan. All directors are reimbursed for reasonable out-of-pocket travel expenses incurred by them in attending meetings of the Board of Directors or committee meetings. The directors receive no other compensation for serving in their capacity as directors of the Company.

        The following table sets forth information concerning options granted to our executive officers and directors during the fiscal year ended December 31, 2001.

OPTION GRANTS DURING 2001

Name	Number of Options Granted	Exercise Price ($/Share)	Expiration Date
Thomas J. Clarke	12,000	$14.98	2011
Timothy W. Ellis	10,000	$14.98	2011
Dr. Arthur W.G. Cole	10,000	$14.98	2011
Marguerite Ethier	15,000	$14.98	2011
Dr. Brendan Larder	95,000	$19.25	2011
Dr. Lloyd Smith	15,000	$32.38	2011
Dr. Heather Munroe-Blum	30,000	$22.07	2011
David Galloway	30,000	$17.80	2011

        In addition to the options set forth above, the following additional options were granted to our executive officers in 2001, subject to shareholder approval at the Meeting of an increase in the number of common shares authorized for issuance under the 2000 Employee Share Option Plan from 1,000,000 to 2,000,000. Each option expires in 2011 and has an exercise price of $9.40.

ADDITIONAL OPTION GRANTS DURING 2001

Name	Number of Options Granted
Thomas J. Clarke	25,000
Timothy W. Ellis	10,000
Dr. Arthur W.G. Cole	10,000
Marguerite Ethier	15,000
Dr. Brendan Larder	20,000

        The Company has entered into employment agreements with all of its executive officers. The Company may terminate these employment agreements for any reason, but will be required to pay severance in varying amounts if it terminates employment without cause.

        These employment agreements (other than Dr. Larder's) provide for the payment of a change of control benefit if such officer is employed when a "change of control" (as that term is defined in the employment agreement) occurs, except under certain circumstances. The Company will pay the officer an amount equal to such officers' salary plus the amount of any cash bonus paid to the officer in calendar year 2001, or in one case, the amount of any cash bonus payable for calendar year 2001 (the "Officer's 2001 Compensation").

        In addition, if the officer remains employed for a period of 90 days following a change of control, the officer will be entitled to a retention benefit equal to such Officer's 2001 Compensation, and if the officer remains employed for an additional 90 day period (for a total of 180 days) following a change of control, the officer will be entitled to an additional retention benefit equal to such Officer's 2001 Compensation, for a total retention benefit equal to two times the Officer's 2001 Compensation. Furthermore, if the Company terminates the officer's employment prior to the end of the 180 day period for any reason other than cause, such officer will also be entitled to the retention benefit.

Interest of Management in Certain Transactions

        Dr. John K. Stevens served as the President and Chief Executive Officer of the Company until his retirement in July 1999. In accordance with the terms of his employment agreement, Dr. Stevens received a severance package of two years salary plus benefits. The termination date of Dr. Stevens' options was extended until 2003. In November 1999, Dr. Stevens retired as Chairman of the Board of Directors. Under the terms of an agreement with Dr. Stevens, the Company paid him $210,400 and $101,608 in 2000 and 2001, respectively.

        In November 1999, Dr. Chalom Sayada's employment as Vice-President for European Business Development was terminated. In connection with his termination of employment, the Company paid him $262,500. In addition, the Company retained him as a consultant to provide marketing and strategy services for 18 months. In consideration of such services, he earned $151,248 in 2000 and $72,007 for 5 months of service in 2001.

        During 2001, an aggregate of $13,283 in consulting fees was paid to Dr. Lloyd M. Smith, a director of the Company.

        For a description of transactions involving the Company and the WP Funds, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" contained in the Company's 2001 Annual Report, enclosed with this Management Information Circular and Proxy Statement.

PROPOSAL NO. 2
APPOINTMENT OF AUDITORS

        At the Meeting, the shareholders will be asked to approve the reappointment of PricewaterhouseCoopers LLP ("PWC") as auditors of the Company to hold office until the next annual meeting of shareholders and to authorize the Board of Directors to fix their remuneration. A representative of PWC will attend the Meeting and will have an opportunity to make a statement if he so desires and respond to appropriate questions. PWC served as the Company's auditors for the year ended December 31, 2001.

        The Board of Directors recommends that the shareholders vote FOR Proposal No. 2.

PROPOSAL NO. 3
APPROVAL OF INCREASE IN SHARES AUTHORIZED FOR
ISSUANCE UNDER THE 2000 EMPLOYEE SHARE OPTION PLAN

        At the Meeting, shareholders will be asked to consider and, if thought fit, to pass a resolution (the "Share Option Plan Resolution") approving an amendment to Section 4(a) of the 2000 Employee Share Option Plan (the "2000 Plan"), which is attached to this proxy statement as Exhibit B, increasing the number of common shares authorized for issuance under the 2000 Plan from 1,000,000 to 2,000,000. The full text of the Share Option Plan Resolution is attached as Schedule A.

        In May 2000, our shareholders approved the 2000 Plan. The Board of Directors believes that attracting and retaining key employees is essential to the Company's growth and success, and that the 2000 Plan plays a central role in this respect. Currently the 2000 Plan permits the issuance of options to purchase a total of 1,000,000 common shares. As of May 14, 2002, 891,762 of the 1,000,000 options authorized under the 2000 Plan had been issued. Therefore, in order for the Company to continue to issue options, the 2000 Plan must be amended to increase the number of common shares authorized for issuance under the 2000 Plan.

        On August 21, 2001, the Board of Directors approved an amendment, subject to shareholder approval, increasing the aggregate number of common shares authorized for issuance under the 2000 Plan from 1,000,000 to 2,000,000. The number of additional common shares authorized, pending shareholder approval, represented approximately 4.5% of the Company's outstanding voting shares on May 14, 2002.

        The Company has granted and may continue to grant options to purchase additional shares under the 2000 Plan, subject to shareholder approval of this Proposal No. 3. As of May 14, 2002, the

Company has granted, subject to shareholder approval, options to purchase an additional 210,000 shares. The table entitled "Additional Option Grants During 2001" identifies the number of these options granted, subject to shareholder approval, to our executive officers in 2001.

        The following is a summary of certain provisions of the 2000 Plan:

        Eligibility.    The Board of Directors or the Compensation Committee of the Board of Directors (hereinafter called the "Option Committee") is authorized to grant options to officers or other employees of the Company or its Subsidiaries (as that term is defined in the 2000 Plan), to members of the Board of Directors of the Company or any Subsidiary whether or not employees of the Company or such Subsidiary, and to consultants who provide services to the Company or its Subsidiaries (regardless of whether they are also employees). However, Incentive Options (defined below) may only be granted to officers or other employees of the Company or certain Subsidiaries, including members of the Board of Directors who are also employees of the Company or such Subsidiaries. In addition, only Nonqualified Options (defined below) will be granted to employees of the Company or any Subsidiary who are Canadian residents.

        No person shall be eligible to receive any Incentive Option under the 2000 Plan if, at the date of grant, such person beneficially owns shares representing in excess of 10% of the voting power of all outstanding share capital of the Company or its parent or a Subsidiary (a "10% Shareholder"), unless (i) the purchase price of the Incentive Option is at least 110% of the fair market value of the common shares at the time of the grant and (ii) the Incentive Option is not exercisable more than five years from the date of grant.

        Purchase Price.    The purchase price will be determined by the Option Committee at the time the option is granted. However, the purchase price of each Nonqualified Option granted to a Canadian resident or a person who is otherwise taxable in Canada, and the purchase price of each Incentive Option shall not be less than the fair market value of the Company's common shares on the date the option is granted. Fair market value for purposes of the 2000 Plan shall not be less than the closing price of the Company's common shares as reported on the Nasdaq National Market System on the relevant date.

        Expiration.    Each option will terminate on the date fixed in the option agreement entered into between the Company and the option holder (the "Option Agreement") which, in the case of Incentive Options, shall not be later than (a) ten years after the date of the grant and (b) five years after the date of grant of Incentive Options granted to 10% Shareholders.

        Vesting.    Options may be exercisable in full or in installments and at such time or times as may be designated by the Option Committee. Except as otherwise provided in the Option Agreement, no option shall first be exercisable, either in whole or in part, until the expiration of six months from the date of grant, and shall be exercisable with respect to a number of common shares equal to 1/8 of the total number of shares subject to the option on the six month anniversary of the date of grant and with respect to a number of common shares equal to 1/48 of the total number of shares subject to the option on the same day of each month as the grant for forty-two consecutive months commencing on the seventh month anniversary of the date of the grant.

        Limitation on Exercisable Options.    The aggregate fair market value (determined as of the time the option is granted) of the common shares with respect to which Incentive Options are exercisable for the first time by any individual during any calendar year (under the 2000 Plan and all other plans of the Company and its parent and Subsidiaries) shall not exceed $100,000. Any Incentive Option granted under the 2000 Plan in excess of the foregoing limitation shall be deemed a Nonqualified Option.

        Payment.    Payment for shares purchased on the exercise of an option must be made in full at the time the option is exercised, as well as arrangements for any applicable withholding.

        Shares Subject to the 2000 Plan.    The common shares subject to options granted under the 2000 Plan shall be authorized but unissued common shares of the Company. The total number of shares that may be issued pursuant to options granted under the 2000 Plan, as amended by the Board of Directors and subject to shareholder approval, shall not exceed an aggregate of 2,000,000 common shares. No employee of the Company or any Subsidiary will be granted options to acquire more than 500,000 common shares during any fiscal year of the Company. If any option terminates or is canceled for any reason without having been exercised in full, the common shares not issued or transferred will then become available for additional grants of options. The number of common shares available under the 2000 Plan is subject to adjustment in the event of any stock split, stock dividend, recapitalization, spin-off or other similar action.

        Termination of and Amendments to the 2000 Plan.    The Board of Directors may discontinue or amend the 2000 Plan from time to time in any manner permitted by applicable laws and regulations, except that no amendment will be effective unless approved by the shareholders, as required by applicable law or where such amendment will:

  •
  increase the number of shares as to which options may be granted; or
  •
  change in substance the provisions relating to eligibility to participate in the 2000 Plan.

        Outstanding Options.    As of May 14, 2002 there were options outstanding to purchase an aggregate of 2,076,599 common shares, including options to purchase 1,031,376 common shares held by directors and executive officers as a group. The options held by directors and executive officers as a group have exercise price ranging from $3.50 to $48.88 per share and expire at various times between 2006 and 2011. The other options have exercise prices ranging from $0.94 to $53.00 per share, and expire at various times between 2004 and 2012.

U.S. Federal Income Tax Consequences to the Company and the Optionees

        Incentive Options.    Some of the options granted under the 2000 Plan may be intended to constitute "Incentive Stock Options" ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Under present U.S. federal tax laws and regulations, there will be no U.S. federal income tax consequences to either the Company, its Subsidiaries or an optionee upon the grant of an Incentive Option, nor will an optionee's exercise of an Incentive Option result in U.S. federal income tax consequences to the Company or its Subsidiaries. Although an optionee will not generally realize ordinary income upon his exercise of an Incentive Option, the excess of the fair market value of the common shares acquired at the time of exercise over the option price may constitute an adjustment in computing alternative minimum taxable income under Section 56 of the Code and, thus, may result in the imposition of the "alternative minimum tax" pursuant to Section 55 of the Code on the optionee. If an optionee does not dispose of the common shares acquired through an Incentive Option within one year of the Incentive Option's date of exercise, and within two years of the Incentive Option's date of grant, any gain realized upon a subsequent disposition of such common shares will constitute capital gain (long term capital gain if the shares are held by the optionee for at least one year and one day) to the optionee. If an optionee disposes of the common shares within one year of the Incentive Option's date of exercise or two years from its date of grant, an amount equal to the lesser of (i) the excess of the fair market value of the common shares on the date of exercise over the option price or (ii) the actual gain realized upon such disposition will constitute ordinary income to the optionee in the year of the disposition. Any additional gain upon such disposition will be taxed as long- or short-term capital gain, depending upon whether or not the optionee holds such shares for at least one year and one day. The Company or its Subsidiary will be entitled to a federal income tax deduction in an amount equal to the amount, if any, constituting ordinary income to an optionee.

        Nonqualified Options.    Certain options which do not constitute Incentive Options ("Nonqualified Options") may be granted under the 2000 Plan. Under present U.S. federal income tax laws and regulations, there should be no U.S. federal income tax consequences to either the Company, its Subsidiaries or the optionee upon the grant of a Nonqualified Option. However, the optionee will realize ordinary income upon the exercise of a Nonqualified Option in an amount equal to the excess of the fair market value of the common shares acquired on the date of exercise of such Nonqualified Option over the option price, and the Company or its Subsidiary will be entitled to a corresponding federal income tax deduction. The gain, if any, realized upon a subsequent disposition of the common shares will constitute short- or long-term capital gain, depending upon whether or not the optionee holds such shares for at least one year and one day.

        The U.S. federal income tax consequences described in this section are based on laws and regulations in effect on May 14, 2002, and there is no assurance that the laws and regulations will not change in the future and affect the tax consequences of the matters discussed in this section.

        The Board of Directors recommends that the shareholders vote FOR Proposal No. 3.

ADDITIONAL INFORMATION

        A copy of the Company's most recent Annual Report on Form 20-F, as filed with the Securities and Exchange Commission, is available on request by writing to Mr. Thomas J. Clarke, Chief Financial Officer, Visible Genetics Inc., 700 Bay Street, Box 333, Toronto, Ontario, Canada M5G 1Z6.

OTHER MATTERS

        Management knows of no other matters to come before the Meeting other than the matters referred to in the Notice of Meeting of Shareholders. However, if any other matters, which are not now known to management, should properly come before the Meeting, the proxy will be voted upon such matters in accordance with the best judgment of the person voting the proxy.

DIRECTORS' APPROVAL

        The contents and sending of this Management Information Circular to the shareholders of the Company have been approved by the Board of Directors.

        Toronto, Ontario, Canada, May 17, 2002.

                      By order of the Board of Directors
                      Richard T. Daly,
                      President and Chief Executive Officer

SCHEDULE A

SHARE OPTION PLAN RESOLUTION

        BE IT RESOLVED THAT the amendment to Section 4(a) of the Company's 2000 Employee Share Option Plan (the "2000 Plan") increasing the number of common shares authorized to be issued under the 2000 Plan to 2,000,000 shares, as approved by the Board of Directors on August 21, 2001, is hereby approved, ratified and confirmed.

EXHIBIT A

AUDIT COMMITTEE CHARTER

Visible Genetics Inc.

Audit Committee Charter
Adopted May 2000
Reaffirmed May 2001
Amended April 2002

1.    Overall Purpose / Objectives

        The audit committee will assist the Board of Directors in fulfilling its oversight responsibilities. The audit committee will review the financial reporting process, the system of internal control and management of financial risks, the audit process, and status of the Company's implementation of processes for monitoring compliance with laws and regulations. In performing its duties, the committee will maintain effective working relationships with the Board of Directors, management and the external auditors. To perform their role effectively, each committee member will obtain an understanding of the detailed responsibilities of committee membership as well as the Company's business, operations and risks.

2.    Authority

        The Board of Directors authorizes the audit committee, within the scope of its responsibilities, to:

  •
  Seek any information it requires from:

  —
  Any employee (and all employees are directed to co-operate with any request made by the audit committee)

  —
  External parties

  •
  Obtain outside legal or other professional advice

  •
  Ensure the attendance of Company officers at meetings as appropriate

3.    Organization

Membership

3.1
The audit committee will comprise three (3) members, all of which will be non-executive directors.

3.2
All members should be independent of management.

3.3
The chairman of the audit committee will be nominated by the Board of Directors from time to time.

3.4
A quorum for any meeting will be two members.

3.5
The secretary of the audit committee will be the Company' secretary, or such other person as nominated by the Board of Directors.

Attendance at Meetings

3.6
The audit committee may invite such other persons (e.g. the CEO, CFO), to its meetings, as it deems necessary.

3.7
The external auditors should be invited to make presentations to the audit committee as appropriate.

3.8
Meetings shall be held not less than two times a year. Special meetings may be convened as required. The external auditors may convene a meeting if they consider that it is necessary.

3.9
The proceedings of all meetings will be minuted.

4.    Roles and Responsibilities

The audit committee will:

Internal Control

4.1
Evaluate whether management is setting the appropriate "control culture" by communicating the importance of internal control and the management of risk and ensuring that all employees have an understanding of their roles and responsibilities.

4.2
Consider the security of computer systems and applications, and the contingency plans for processing financial information in the event of a systems breakdown.

4.3
Gain understanding of whether internal control recommendations made by external auditors have been implemented by management.

Financial Reporting

a)  General

4.4
Gain an understanding of the current areas of greatest financial risk and how management is managing these effectively.

4.5
Consider with the external auditors any fraud, illegal acts, deficiencies in internal control or other similar issues.

4.6
Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements.

4.7
Ask management and external auditors about significant risks and exposures and the plans to minimize such risks.

4.8
Review any legal matters which could significantly impact the financial statements.

b)    Annual Financial Statements

4.9
Review the annual financial statements and determine whether they are complete and consistent with the information known to committee members, assess whether the financial statements reflect appropriate accounting principles.

4.10
Pay particular attention to complex and/or unusual transactions such as restructuring charges and derivative disclosures.

4.11
Focus on judgmental areas, for example those involving valuation of assets and liabilities, warranty, product or environmental liability; litigation reserves; and other commitments and contingencies.

4.12
Meet with management and the external auditors to review the financial statements and the results of the audit.

4.13
Review the other sections of the annual report before its release and consider whether the information is understandable and consistent with members' knowledge about the Company and its operations.

c)    Preliminary Announcements, Interim Financial Statement and Analysts' Briefings

4.14
Be briefed on how management develops preliminary announcements, interim financial information and analysts' briefings.

4.15
Assess the fairness of the preliminary and interim statements and disclosures, and obtain explanations from management and external auditors on whether:

•
Actual financial results for the interim period varied significantly from budgeted or projected results.

•
Changes in financial ratios and relationships in the interim financial statements are consistent with changes in the Company's operations and financing practices.

•
Generally accepted accounting principles have been consistently applied.

•
There are any actual or proposed changes in accounting or financial reporting practices.

•
There are any significant or unusual events or transactions.

•
The Company's financial and operating controls are functioning effectively.

•
The preliminary announcements and interim financial statements contain adequate and appropriate disclosures.

External Audit

4.16
Review the external auditors' proposed audit scope and approach and ensure no unjustified restrictions or limitations have been placed on the scope.

4.17
Review the performance of the external auditors.

4.18
Consider the independence of the external auditor, including reviewing the range of services provided in the context of all consulting services bought by the Company.

4.19
Make recommendations to the Board of Directors regarding the reappointment of the external auditors.

4.20
In order to provide a forum for open dialogue, meet separately with the external auditors to discuss any matters that the committee or auditors believe should be discussed privately.

4.21
Ensure that significant findings and recommendations made by the external auditors are received and discussed on a timely basis.

4.22
Ensure that management responds to recommendations by the external auditors.

Compliance with Laws and Regulations

4.23
Review the Company's plans and implementation status of the proposed system for monitoring compliance with laws and regulations.

4.24
Obtain regular updates from management and Company's legal counsel regarding compliance matters.

4.25
Be satisfied that all regulatory compliance matters have been considered in the preparation of the financial statements.

4.26
Review the findings of any examinations by regulatory agencies.

Reporting Responsibilities

4.27
Regularly update the Board of Directors about committee activities and make appropriate recommendations.

4.28
Ensure the Board of Directors is aware of matters which may significantly impact the financial condition or affairs of the business.

Other Responsibilities

4.29
Perform other oversight functions as requested by the full Board of Directors.

4.30
If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

4.31
Review and update the charter; receive approval of changes from the Board of Directors.

4.32
Evaluate the committee's own performance on a regular basis.

4.33
Review the terms of all material transactions and arrangements between the Company and its affiliates from time to time as required, but in no event not less than once a year.

EXHIBIT B

VISIBLE GENETICS INC.

Amended Section 4(a) of the Company's 2000 Employee Share Option adopted by the
Board of Directors on August 21, 2001*

4.    STOCK.

  (a)
  Shares Subject to Plan. The stock subject to options granted under the Plan shall be authorized but unissued common shares of the Company (the "Common Shares"). The total number of Common Shares that may be issued pursuant to options granted under the Plan shall not exceed an aggregate of two million (2,000,000) Common Shares. Such number of shares shall be subject to adjustment as provided in Section 8 hereof. No employee of the Company or any Subsidiary may be granted options to acquire, in the aggregate, more than five hundred thousand (500,000) Common Shares (subject to adjustment as provided in Section 8 hereof) under the Plan during any fiscal year of the Company.

*
Revised portions to be voted upon by shareholders included in Proposal No. 3 are indicated in italics.

B-1

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  EXHIBIT 2
VISIBLE GENETICS INC. 700 Bay Street Toronto, Ontario, Canada M5G 1Z6
MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT May 17, 2002
GENERAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
PROPOSAL NO. 1 ELECTION OF DIRECTORS
EXECUTIVE OFFICER COMPENSATION SUMMARY TABLE
OPTION GRANTS DURING 2001
ADDITIONAL OPTION GRANTS DURING 2001
PROPOSAL NO. 2 APPOINTMENT OF AUDITORS
PROPOSAL NO. 3 APPROVAL OF INCREASE IN SHARES AUTHORIZED FOR ISSUANCE UNDER THE 2000 EMPLOYEE SHARE OPTION PLAN
ADDITIONAL INFORMATION
OTHER MATTERS
DIRECTORS' APPROVAL
SCHEDULE A SHARE OPTION PLAN RESOLUTION
EXHIBIT A AUDIT COMMITTEE CHARTER Visible Genetics Inc. Audit Committee Charter Adopted May 2000 Reaffirmed May 2001 Amended April 2002
EXHIBIT B VISIBLE GENETICS INC. Amended Section 4(a) of the Company's 2000 Employee Share Option adopted by the Board of Directors on August 21, 2001*